Exhibit 99.1

Financial Contact:
Josh Hirsberg
(702) 792-7234
joshhirsberg@boydgaming.com

Media Contact:
Rob Meyne
(702) 792-7353
robmeyne@boydgaming.com

Borgata Hotel Casino & Spa to Close Friday, August 26 Due to Hurricane Irene
ATLANTIC CITY, N.J., Aug. 26, 2011 -- As a result of the potential impact of Hurricane Irene, Borgata Hotel Casino & Spa will temporarily close to the public, effective Friday, August 26th, at 6 p.m. ET.  All customers will be required to leave the premises at that time.
Borgata will not be accepting reservations for Friday, August 26, Saturday, August 27, and Sunday, August 28, 2011.

We are hopeful this temporary closure will be brief and will reopen as soon as conditions allow us to do so safely.
For more information and continued updates, please visit Borgata's website, www.theborgata.com.
About Borgata Hotel Casino & Spa
Located at Renaissance Pointe in Atlantic City, Borgata Hotel Casino & Spa features 2,000 guest rooms and suites; 161,000 square feet of gaming; 182 gaming tables; 3,475 slot machines; an 85-table poker room; 11 retail boutiques; 6 acclaimed fine dining restaurants by renowned chefs; 6 casual dining options; a 54,000 square foot spa; 70,000 square feet of event space; 4 signature nightlife experiences; and parking for 7,100 cars. The resort also features Atlantic City's first cosmopolitan hotel experience, The Water Club at Borgata, with 800 guest rooms and suites; a 36,000 square foot spa; 18,000 square feet of meeting space; 6 designer retail boutiques; and 5 heated indoor and outdoor pools.

For more information on Borgata, please visit www.theborgata.com or follow Borgata on twitter.com/BorgataAC.